Exhibit 99.1

EDITED TRANSCRIPT

STAA.OQ - Q4 2021 STAAR Surgical Co Earnings Call

EVENT DATE/TIME: FEBRUARY 23, 2022 / 9:30PM GMT

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Exhibit 99.1

FEBRUARY 23, 2022 / 9:30PM, STAA.OQ - Q4 2021 STAAR Surgical Co Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Brian Moore STAAR Surgical Company - VP of Investor, Media Relations & Corporate Development

Caren L. Mason STAAR Surgical Company - CEO, President & Director

Patrick F. Williams STAAR Surgical Company - CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Andrew Frederick Brackmann William Blair & Company L.L.C., Research Division - Associate

Bruce David Jackson The Benchmark Company, LLC, Research Division - Senior Equity Analyst

Christopher Cook Cooley Stephens Inc., Research Division - MD

David Kuang Oppenheimer & Co. Inc., Research Division - Research Analyst

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

John

Ryan Benjamin Zimmerman BTIG, LLC, Research Division - MD & Medical Technology Analyst

Zachary Ross Weiner Jefferies LLC, Research Division - Equity Associate

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical Fourth Quarter and Fiscal Year Financial ResultsConference Call. (Operator Instructions) This call is being recorded today, Wednesday, February 23, 2022.

At this time, I would like to turn the conference over to Mr. Brian Moore, Vice President, Investor, Media Relations and Corporate Development forSTAAR Surgical.

Brian Moore - STAAR Surgical Company - VP of Investor, Media Relations & Corporate Development

Thank you, operator, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical Conference Call this afternoon to discuss thecompany's financial results for the fourth quarter and fiscal year ended December 31, 2021.

On the call today are Caren Mason, President and Chief Executive Officer; and Patrick Williams, Chief Financial Officer. The press release of the fourthquarter results was issued just after 4 p.m. Eastern Time and is now available on STAAR's website at www.staar.com.

Before we begin, let me quickly remind you that during the course of this conference call, the company will make forward-looking statements. Wecaution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company'sprojections, expectations, plans, beliefs, and prospects. These statements are based on judgment and analysis as of the date of this conference calland are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in theforward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the safeharbor statement in today's press release, as well as STAAR's public periodic filings with the SEC. Except as required by law, STAAR assumes noobligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

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Exhibit 99.1

FEBRUARY 23, 2022 / 9:30PM, STAA.OQ - Q4 2021 STAAR Surgical Co Earnings Call

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and adjusted earnings per share and sales inconstant currency. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing ourhistorical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in today's press release.

Following our prepared remarks, we will open the line to questions from publishing analysts. (Operator Instructions) We thank everyone in advancefor their cooperation with this process.

And with that, I would now like to turn the call over to Caren Mason, President and CEO of STAAR.

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Thank you, Brian. Good afternoon, everyone, and thank you for joining us on today's call.

The fourth quarter results we reported today are consistent with the preliminary results we announced last month. Fourth quarter results contributedto another record year of sales, profit, cash flow and growth achievement for STAAR in fiscal 2021. We achieved all of this, despite some ongoingCOVID and operations-related headwinds. Our results were driven by global ICL unit growth for the full-year fiscal 2021, which was up 48%year-over-year, and almost 3x to 17% increase in global industry refractive procedures.

Turning to the fourth quarter. We achieved strong growth in several markets, including ICL unit growth in China, up 44%; Japan, up 45%; SouthKorea, up 35%; India, up 74%; and Latin America, up 30%, all as compared to the prior year quarter. All of the major regions we track achievedpositive ICL unit growth year-over-year for the fourth quarter of 2021.

European geographies, as many of you know, were most impacted by the emerging Omicron COVID variant during the fourth quarter of 2021.COVID impacted certain of our European customers, and in the US, STAAR's manufacturing operations. Employee absenteeism was the majorheadwind in both cases, with staff and employees quarantining at various times during the fourth quarter, mostly due to household or contact-tracingCOVID protocols. We believe the worst of these headwinds are now lessening.

Global demand for our ICL continues unabated through the first seven weeks of the first quarter of 2022, including record orders from surgeonsin China. Based on our current demand and supply forecast, we are reaffirming our previously provided outlook for fiscal 2022 net sales ofapproximately $295 million, subject to no unforeseen impact from COVID on our business. $295 million in net sales represents 28% year-over-yeargrowth, which is an acceleration from our pre-pandemic level of growth in fiscal 2019 and would represent another record year of sales for STAAR.Patrick will provide details on the calendarization and composition of our sales outlook shortly.

Turning to the US. Our submission of clinical data for STAAR's EVO family of myopia lenses remains under customary interactive FDA review. Whileour expectation of pre-COVID approval time lines by the FDA has now passed, we remain confident regarding an approval of our PMA supplement.We will provide further comment on the process and our interactions with the FDA when permitted and appropriate to do so.

The US is the second largest market in the world for refractive procedures. We estimate that there are a very significant 100 million US adults, whoare potential candidates for our implantable Collamer lenses. These adults are aged 21 to 45 with myopia in the range of minus 3 diopters andminus 15 diopters, which are our currently approved ranges in the US.

In 2022, we plan to invest more heavily in consumer awareness building programs designed to accelerate the paradigm shift to lens-based visioncorrection. We are seeking commitments from new and exciting celebrity brand ambassadors in the US and abroad, who plan to share their journeysto the visual freedom provided by our EVO lenses.

We will also continue to engage surgeons and their staffs globally through clinical validation, education and strategic cooperation in fiscal 2022.Our implantable Collamer lenses are suitable for a wide range of vision correction, which in some markets extends down the diopter curve to minus

0.5 diopters. I am pleased to report today that for the full year of fiscal 2021, almost two-thirds of our ICLs sold globally were in the range of minus

0.5 to minus 10 diopters.

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Exhibit 99.1

FEBRUARY 23, 2022 / 9:30PM, STAA.OQ - Q4 2021 STAAR Surgical Co Earnings Call

In April, we will engage the ophthalmic community with a strong presence at the American Society of Cataract and Refractive Surgery, the ASCRSAnnual Meeting in Washington, D.C., where we anticipate thousands of US surgeon and clinic attendees. Our Medical Monitor for our US study,Dr. Mark Packer, submitted his abstract to ASCRS and we look forward to sharing the clinical data at that time.

Later this year in September, we plan to host an Experts Meeting ahead of the European Society of Cataract and Refractive Surgery, the ESCRSAnnual Congress, which is also historically attended by a strong contingent of global surgeons, where we plan to kick off the full commercializationof our presbyopia lenses. All told, we anticipate fiscal 2022 will be another record year of commercial and financial progress for STAAR.

Patrick?

Patrick F. Williams - STAAR Surgical Company - CFO

Thank you, Caren, and good afternoon, everyone.

Total net sales for Q4 2021 were $59 million, up 28% as compared to the $46 million of net sales in Q4 2020, and up 1% on a sequential basis fromQ3 2021. The year-over-year increase in net sales was attributable to a 33% increase in ICL sales, partially offset by declines in other product sales.

As Caren mentioned, our outlook for fiscal 2022 is net sales of $295 million. We anticipate returning to a more normal pre-pandemic calendarizationof sales in 2022 with approximately 48% of net sales in the first half of the year, which is consistent with our 2019 results. As a reminder, Q1 andQ4 have historically represented our seasonally lowest quarters. We expect net sales for Q1 2022 to be similar or slightly up from Q4 2021, and Q2net sales to still represent our seasonally highest quarter for the year.

Turning back to Q4 2021. In terms of product mix, ICL sales represented 90% of total company net sales for the fourth quarter as compared to 87%of total company net sales in the year ago quarter. Other product sales represented 8% of total company net sales for the full-year fiscal 2021. Andfor the full-year fiscal 2022, we anticipate other product sales will be approximately 5% of total company net sales as our ICL business continuesto grow at a much higher rate.

Gross profit for Q4 2021 was $45 million, or 76.3% of net sales as compared to gross profit of $34.3 million, or 74.6% of net sales for Q4 2020, and$45.3 million, or 77.6% of net sales for Q3 2021. The 170 basis point increase in gross margin as compared to Q4 2020 is primarily due to the highermix of ICL, partially offset by higher expenses related to manufacturing projects.

The sequential decrease in gross margin from the third quarter is due to lower ICL sales mix in Q4 at 90% as compared to 93% in Q3. For fiscal year2021, gross margin was 77.5%. We expect Q1 and full-year 2022 gross margin to be approximately 77%, as we increase investments in manufacturing,including at our Nidau, Switzerland and Lake Forest, California manufacturing facilities.

Moving down the income statement. Total operating expenses for Q4 2021 were $37.6 million as compared to $30.2 million in Q4 2020, and $37.5million for Q3 2021. Taking a closer look at the components of operative expenses, G&A expense for Q4 2021 was $11.5 million compared to $9.5million for Q4 2020 and $11 million for Q3 2021. The year-over-year increase in G&A is due to increased compensation-related costs, facility costsand outside services. The sequential increase from Q3 2021 was due to increased compensation-related expenses.

For the full-year 2021, G&A expense was $44.1 million, or 19.1% of total net sales. For full-year 2022, we expect G&A expense to be approximately$13 million to $14 million per quarter. Selling and marketing expense was $17.1 million for Q4 2021 compared to $11.8 million for Q4 2020, and$18.2 million for Q3 2021. The increase in selling and marketing expense from the prior year was due to increased advertising and promotionalexpenses, compensation-related expenses, and trade show and meeting expenses due to the ICL awareness-building activities Caren mentionedearlier.

For fiscal 2021, selling and marketing expense was $67.3 million, or 29.2% of total net sales. For the full-year 2022, we expect selling and marketingexpenses as a percent of sales to represent approximately 30% to 32% per quarter and to be at the higher end of this range in Q2 and Q3 to supportsales during our busiest quarters.

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Exhibit 99.1

FEBRUARY 23, 2022 / 9:30PM, STAA.OQ - Q4 2021 STAAR Surgical Co Earnings Call

Research and development expense was $9.1 million in Q4 2021 compared to $9 million for Q4 2020, and $8.3 million for Q3 2021. The sequentialincrease in R&D is due to increased compensation-related expenses, offset by a decrease in our US EVO clinical trial expense. For fiscal 2021, researchand development expense was $33.9 million, or 14.7% of total net sales. And for the full-year 2022, we expect R&D expenses to be approximately$10 million per quarter.

Operating income in Q4 2021 was $7.4 million, or 12.5% of net sales as compared to $4.1 million or 8.8% of net sales for Q4 2020. The 370 basispoint year-over-year expansion in operating margin was due to leverage on fixed and variable operating expenses during the quarter.

Operating margin for the full-year fiscal 2021 was a record 14.5%. We expect operating margin for full-year 2022 to be similar to fiscal 2021, asanticipated leverage on general and administrative and research and development expenses is offset by important investments in selling andmarketing, targeted building ICL awareness and market share.

Net income in Q4 2021 was $4.9 million, or $0.10 per diluted share compared to net income of $3.3 million, or $0.07 per diluted share in Q4 2020.On a non-GAAP basis, adjusted net income for Q4 2021 was $9.5 million or $0.19 per diluted share compared to adjusted net income of $6.8 million,or $0.14 per diluted share in Q4 2020.

For the full-year 2022, subject to no significant change in our valuation allowance, we anticipate our tax rate by quarter and for the full year willbe approximately 30%. A table reconciling the GAAP information to the non-GAAP information is included in today's financial release.

Turning now to our balance sheet. Our cash and cash equivalents as of December 31, 2021, totaled $199.7 million, up $47.2 million compared to$152.5 million at the end of the fourth quarter of 2020. The increase in cash is primarily attributable to $44 million in cash generated from operations.We invested $13.7 million in property and equipment in fiscal 2021. For the full-year 2022, we anticipate our CapEx will be approximately $20million as we continue to invest in scaling our manufacturing infrastructure.

Finally, STAAR will be participating in the Canaccord Non-Deal Roadshow on March 10th and the Oppenheimer Annual Healthcare Conference onMarch 15. We look forward to speaking with many of you at these events.

This concludes our prepared remarks. Operator, we are now ready to take questions.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question is from Bill Plovanic of Canaccord.

John

It's [John] on for Bill. I just wanted to dive a little bit deeper on where you are currently in your discussions with the FDA. Can you just talk abouthave you begun discussing the label and/or the post-approval study?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

So, this is Caren. Thank you for joining us today, John. Can you hear me okay?

John

I can.

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Exhibit 99.1

FEBRUARY 23, 2022 / 9:30PM, STAA.OQ - Q4 2021 STAAR Surgical Co Earnings Call

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Okay. Great. So what we said in the script remains true. We are in customary interactive review with the FDA, and we really don't comment anyfurther as to process or progress other than to tell you confidently that we feel very good about getting a positive result for our submission.

John

Got it. And then just as a follow-up. Just maybe touching just on China and the Olympics. How should we think about the impact? The Olympicsprovide any unique branding opportunities for STAAR in China? And do you think that could portend to a stronger growth than what we seasonallysee from China in Q1?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Well, as we addressed, the first seven weeks of the year in China have been particularly strong. We had record orders from surgeons. And so,obviously, we've had a lot more patient flow and I can't say that that's attributed to the Olympics. But what I can say is that there is a lot of positiveprogress with regard to social media and digital marketing, as well as a lot of streaming media associated with the benefits of EVO. And so wecontinue those great programs very successfully. And so we attribute that and a lot of the great work of our team in China and the outstandingwork of the surgeons in China to why EVO continues to gain market share in refractive procedures in China.

Operator

Our next question is from Zach Weiner of Jefferies.

Zachary Ross Weiner - Jefferies LLC, Research Division - Equity Associate

I just wanted to jump in on the backlog that you called out in your pre-announcement, you caught out 20,000 lenses. I believe that's consistentwith the 3Q release also. Just curious where backlog currently stands and if any of that backlog is factored into full-year 2022 guidance.

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

So thanks for joining us, Zach. In terms of backlog, yes, we continue to have a healthy backlog. Some of that is figured in, but I wouldn't be surprisedwith momentum as strong as it is with current orders and backlog. It certainly gives us an opportunity to overperform.

Zachary Ross Weiner - Jefferies LLC, Research Division - Equity Associate

Got it. That's helpful. And then just one on Viva. The launch, obviously, coming later this year in Europe. Any commentary on bringing the Viva lensto other markets outside of Europe? And if so, do you have any commentary on what the approval pathway would be either in US or in China?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

So, we have a number of countries, where we are in regulatory review. We expect that by the time we have our Experts Meeting in Milan inSeptember, there will be a number of markets open for the Viva lens. And so we expect very good attendance in Milan unless, of course, there isanother COVID spike. But without that we see in-person ophthalmic surgeon meetings being very well attended. And we expect that there will becountries approved in Asia and Europe that will benefit from the Viva playbook that we are building.

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Exhibit 99.1

FEBRUARY 23, 2022 / 9:30PM, STAA.OQ - Q4 2021 STAAR Surgical Co Earnings Call

Zachary Ross Weiner - Jefferies LLC, Research Division - Equity Associate

Got it. That's helpful. And then just one last one. For -- the guidance for 2022, does that include any potential revenue outside of the couple ofmillion dollars pre-EVO Visian approval? Or is FDA approval not factored into current 2022 guidance?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

We have a modest amount of 2022 volume in our guidance. Obviously, again, we'd love to overachieve, but we are being very prudent in terms ofwhat timing we'll end up being. But we're very confident. I tell you that, that we're ready. So, we'll give it all we have, but we have a very modestamount, yes, in our 2022 guidance at this time.

Operator

Our next question is from Chris Cooley of Stephens.

Christopher Cook Cooley - Stephens Inc., Research Division - MD

Caren and Patrick, maybe if I could just start just on the guide. I just want to make sure we're thinking about this correctly, and then I've got afollow-up. But on the guidance, help us think a little bit about the gating on the increased spend. I appreciate the color you provided on kind of areturn to normalcy when we think about the top line and the seasonal trends there. But help us think about how you make these incrementalspend through, both from a consumer awareness perspective and also clinical education perspective? Just kind of how we should think about thegating of that? And I've got one quick follow-up.

Patrick F. Williams - STAAR Surgical Company - CFO

Sure, Chris. This is Patrick. I'll fill that one. So as Caren and we said in our prepared comments, this is really a big year for us as we look to increasethe brand awareness of EVO worldwide, especially with the pending approval that we see on the US market being the number one market. Andwe do believe the US market will be able to drive a global influence for us.

And so that's what you're seeing in the color that we gave around the uptick in investment in sales and marketing. The rest of the business, R&D,G&A, some modest increases there as we continue to scale. So nothing, I would say, really worthwhile there other than scaling to -- approaching$300 million plus company and starting to prepare us for what we hope to be with the US coming onboard a very, very robust growth rate overthe next several years.

Christopher Cook Cooley - Stephens Inc., Research Division - MD

Appreciate that color. And just as a follow-up from me. When we think about just the US market in anticipation of Viva's FDA approval and thenthe subsequent commercialization here, it's a highly fragmented market when we think about the space versus what you have, for example, inChina. Can you help us think a little bit about those kind of how we should think about the rollout? Is this an initial focus on KOLs and get goodtraction and then expand over time? Or is this somewhat rapid type of a launch post-commercialization that we should think about? Obviously,the KOLs going first, but subsequently, a much faster push into the broader market based on training and education.

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

So in the US market, we definitely will have a phased roll out. Obviously, our principal investigators, those who participated in the clinical trial,those who have our KOLs and have really strong refractive lens-based practices as part of their goals, we will work with all of them to make sure

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Exhibit 99.1

FEBRUARY 23, 2022 / 9:30PM, STAA.OQ - Q4 2021 STAAR Surgical Co Earnings Call

that we have a very outstanding business model at the same time that we provide outstanding clinical training to the surgeons and their teamsand get them certified appropriately and quickly.

So it won't be identical to China, but it will be very close to China. And I say that because the surgeon experience and the patient experience willbe very similar in China. The difference is that China has very large groups, as you well know, including the public company, [IAAR], and universityhospitals that buy in larger quantities at a time. But in the US, we're really only about 300,000 to 350,000 or about 30% smaller than China. So it'sa little more spread out, but we also have very large implanters. So, we're doing our work very diligently to make sure that we meet the marketrequirement and that we also phase in quickly and aggressively.

Operator

Our next question is with Andrew Brackmann of William Blair.

Andrew Frederick Brackmann - William Blair & Company L.L.C., Research Division - Associate

Maybe just to start here. Can you maybe just sort of level set us on where capacity is just given all of -- sort of the supply chain issues that you'vehad in the US? And the reason I ask is this is really just sort of to level set investors sort of on that capacity ahead of the EVO US approval. I just wantto make sure that we're crawling any fears as it relates to your ability to sort of satisfy that demand.

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Andrew, thanks for joining us. In terms of capacity, we are working diligently to triple our current capacity within the next 18 months. And so if welook out in terms of volume as we see it and growth in the 30% plus range for units each and every of the next several years, of course, even wethink some years seem much stronger. We want to make sure that not only will we have the capacity, but that we will also have reserved inventorycapability of about 30% to 40% of projected demand. So, we're in really good place. We should be opening our Nidau, Switzerland, facility by theend of the year and Lake Forest, California, by next year, plus we are expanding Monrovia aggressively.

Andrew Frederick Brackmann - William Blair & Company L.L.C., Research Division - Associate

And then maybe as it relates to the disclosure that 2021, I think you said about two-thirds of lenses were in that 0.5 and negative 10 diopter range.Can you just sort of talk about sort of the migration down that curve from a surgeon perspective? Is there anything sort of specifically that you'rehearing that surgeons are making about the lens that surgeons are more comfortable in sort of moving down that curve? And then as it relates tosort of what you're doing around that, any marketing that you'd call out to sort of make sure surgeons are aware of that capability?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Sure, Andrew. Bottom line is the lens is approved for that wide range of diopter correction for a reason. What we have worked on over the pastyears is to validate through clinical studies, the rationale behind that range of correction. And you may remember, I'll remind you that when wewent to China, there was a real belief at the time and most of Asia, by the way, that we would only be in the higher diopter ranges because theyhave a higher correction need for a number of the people between the ages of 21 and 40. And what we've found out over time is there is so muchsatisfaction with attaining visual freedom that down the diopter curve, there is tremendous interest.

And because we have some unique advantages around the lens, around dry eye syndrome, as well as night vision, biocompatibility and so manyothers, that social media is really rallying individual to a minus 3, minus 4 or even lower to get really excited about what visual freedom really canmean. Because even if you're minus 2.5, minus 3, you still need your glasses quite a bit or you're wearing contact lenses. So to truly get visualfreedom for a number of these patients with the advantages of our EVO lenses, we are getting a lot of increase, lower down the diopter curve,surgeons are very comfortable with the procedure. Most markets surgeons allow the patient assuming that everything is right. Obviously, with

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Exhibit 99.1

FEBRUARY 23, 2022 / 9:30PM, STAA.OQ - Q4 2021 STAAR Surgical Co Earnings Call

regard to the pre-work by the surgeon, the work-up, everything is great and they are eligible for EVO, then they can have whatever they like andwe're finding that very high level of interest in and selection of EVO.

Operator

Our next question is with Ryan Zimmerman of BTIG.

Ryan Benjamin Zimmerman - BTIG, LLC, Research Division - MD & Medical Technology Analyst

Congrats on all the progress this year. It's been very encouraging to see. I guess I want to ask about the guidance, Caren, for 2022. When you thinkabout that 28% growth, I look at kind of where you're at on China, where you're at on Japan. How do you think about the growth contributionsfrom both China and Japan relative to that 28%? Are they accretive? Are they dilutive? Can you help us understand kind of what you expect out ofthose markets as it relates to your guidance in '22?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

So even though the base in those markets are significantly higher than others in terms of market share, as well as in China, of course, total netvolume, we still have the same aggressive growth rates that we projected a few years ago. As a matter of fact, we talked today about the fact thatwe're looking at 28% growth total. So bottom line is we still expect those strong numbers in those markets.

Patrick F. Williams - STAAR Surgical Company - CFO

And, Ryan, I think it's consistently what we've been saying for several quarters now, which -- yes, I was just saying, for several quarters, you've beentalking about sort of these three pillars or phases of growth over the next several years. And as we said over the next, call it 12 months to 18 months,the primary growth drivers are non-US geographies, right? But as US EVO comes on board, it will take us 12 months to 18 months for that productto really get up to a critical mass and that will be the second phase of growth for us.

And then the third phase that we've talked about is, I think we had a question on Viva earlier. But that's really, as we said, thinking about thepresbyopic market, [insert to] that third catalyst down the road. So as we've said, it's fairly modest US contribution. But the sooner we get thatapproval, we're very excited to get going on it. And we've got the big ASCRS coming up as well, which will be -- what we hope to be a very nice,hopefully, a grand opening for US EVO. Dr. Packer is going to be talking about -- he submitted his abstract as well on the data there. So, we'reexcited about that.

Ryan Benjamin Zimmerman - BTIG, LLC, Research Division - MD & Medical Technology Analyst

That's helpful. And then -- again, you called that out in the 10-K around competition starting to emerge in Asia and I'd be remiss if I didn't ask aboutit. We do get that question from investors. And what -- is this a concern? And what can you say about it? I imagine your IP is pretty strong, but yourcomments around that, Caren, I think would be appreciated by investors.

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Sure. So, yes, there definitely are companies that are in some phase of development or clinical study around an implantable contact lens. We arethe only company with an implantable Collamer lens. So when we think about competition and we think about the biocompatibility quite in theeye, 20 years successfully in the eye, a material that is far superior to cataract lens material, which has much less work to do in a mesh-like cover,so to speak. Bottom line is we are aware of other competition. There are other competitors now being manufactured in India and Europe. And weare the only company that has this proven test-of-time extraordinary material that has exceptional safety record and exceptional efficacy record.

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Exhibit 99.1

FEBRUARY 23, 2022 / 9:30PM, STAA.OQ - Q4 2021 STAAR Surgical Co Earnings Call

Patrick F. Williams - STAAR Surgical Company - CFO

And, Ryan, if I can (technical difficulty) Ryan, I just want to follow up because you brought up the 10-K. As you know, a 10-K is a very comprehensivedocument, which includes risk factors as well. And so, clearly in our prepared comments, in our press release and what we openly said, we doaddress competition, but it's not something that at this point, we see as a headwind for us. But in the 10-K document, it's a very different, as youknow, set of disclosures that we put in there.

Ryan Benjamin Zimmerman - BTIG, LLC, Research Division - MD & Medical Technology Analyst

No that's -- appreciate that, Patrick. I just was reading through it as the call was going on. If I could squeeze one more in. On the backlog, and it'salready been asked about, but is there any risk in your mind? Or does the guidance assume anything in terms of loss to the backlog? It still standsaround 20,000, as I recall as we head into 2022. But is there any risk that patients could walk away, if you will, to other refractive options?

Patrick F. Williams - STAAR Surgical Company - CFO

No, we don't see that. And as we've described it, there's a couple of characteristics of the backlog. One of them is, as we discussed, because ourdemand was so strong, this is really more of a supply. And on the supply side, because we cannot hit these demand numbers because it really justran away from us, we decided to do an allocation. And so we allocated and really satisfied most customers, except for really our largest customersitting in China.

On top of that, we tend to see that the backorders are our made-to-order for our toric lenses. And so patients, there's not really another option forthat. They tend to be higher diopter. And so we believe this is very, very sticky business. And as Caren said, demand continue to be very strong.We are making very good headway into the backorder position. We will make strong headway we believe in Q1, even more so into Q2, as we gointo our largest seasonal quarter for the year.

Ryan Benjamin Zimmerman - BTIG, LLC, Research Division - MD & Medical Technology Analyst

I'll hop back in queue.

Patrick F. Williams - STAAR Surgical Company - CFO

Yes, of course. Enjoy skiing and snowboard.

Operator

Our next question is from Jim Sidoti of Sidoti & Company.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

First, for me on CapEx. I think you said $20 million for the year, which is up considerably from 2021. What is this -- what is that on? Is that mostlyequipment or facilities? Can you give us some color on that?

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Exhibit 99.1

FEBRUARY 23, 2022 / 9:30PM, STAA.OQ - Q4 2021 STAAR Surgical Co Earnings Call

Patrick F. Williams - STAAR Surgical Company - CFO

Yes. Sure, Jim. It's Patrick. So as Caren said, we're looking -- we got the question to triple our capacity. We did about $14 million in CapEx. The highmajority was related to manufacturing expansion. The approximately $20 million that I called out in our prepared comments, primarily the highmajority is manufacturing expansion. So, that's that tripling of the capacity you'll see. Nidau, Switzerland, coming online, Lake Forest coming onlineeven more, our Monrovia facility expanding out even further. We talked about that in our prelim announcement, where we doubled our squarefootage footprint there. So all good things and we're in very good shape as we approach US EVO approval and continued market penetration ofour products worldwide.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

And then can you also talk a little bit more about the tax rate? Why is it jumping up to 30% next year?

Patrick F. Williams - STAAR Surgical Company - CFO

A little bit of cushion, maybe if we can bring that down a little bit, but there are some moving parts within that. And as well, one of the wildcardsis our profitability by entity and with US EVO coming on board, that'll be a US tax rate. And that's a higher tax rate than our products that are beingshipped out of Switzerland right now, which are at a far less tax rate. So it's really just more of a geography mix related to the tax structures ofvarious countries. In this case, US versus our Swiss tax structure.

Operator

Our next question is from Steven Lichtman of Oppenheimer.

David Kuang - Oppenheimer & Co. Inc., Research Division - Research Analyst

This is David on for Steve. Maybe another question on the '22 guide. Does that assume any continuation of the COVID impacts seen during thefourth quarter related to supply disruptions and absenteeism? And any thoughts on when these headwinds should abate?

Patrick F. Williams - STAAR Surgical Company - CFO

Yes. No, I think in the prepared comments, Caren talked about the fact that we've had a very strong seven weeks now to the beginning of thequarter. And so in my prepared comments, I talked about revenue would be similar to slightly up from the $59 million that we just reported for Q4

2021. So, we tried to take into consideration some potential headwinds related to COVID as we came into the 2022, but at this point, things seemto be clearing up, which I know everyone is keenly keeping their eyes on. So, we're feeling very good about where the business is at. So, we expectto close the quarter strong and we expect to have a very, hopefully, record-breaking once again Q2 for us and we gave a lot of color around thesecond half revenue for the company will -- as well be very robust for us.

David Kuang - Oppenheimer & Co. Inc., Research Division - Research Analyst

Okay. Great. And just a follow-up on head of the anticipated US approval. Could you provide any latest updates on your US commercial nextinitiative, including the ICL Experience Center?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

So, we continue to work on the finalization of the planning as well as the construction of the Experience Center. We still expect it to open inmid-summer. So, we're very excited about what training opportunities and experiences we can provide for surgeons and their staffs in terms of

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Exhibit 99.1

FEBRUARY 23, 2022 / 9:30PM, STAA.OQ - Q4 2021 STAAR Surgical Co Earnings Call

how to build a really terrific clinical model, as well as having some really strong marketing support, as well as the appropriateness of the clinicalwork. So with all of that being visible and experienced, we expect that to be a very strong addition to what we are doing today in partnering withsurgeons and their staffs. So, we're really looking forward to that. In terms of other marketing, everything that we would do for EVO, we'll talk aboutin detail in the future calls.

Operator

Our next question is from Bruce Jackson of Benchmark Company.

Bruce David Jackson - The Benchmark Company, LLC, Research Division - Senior Equity Analyst

About the manufacturing expansion, can you just remind us about the FDA requirements for these expansions? Do all of them require inspectionsbefore you can start shipping product? Or is it an administrative type of process that you have to go through with some of the facilities since youalready manufacture there?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

So, we have a regular regulatory required inspection timeframe. Some of them are scheduled and some of them are not. Assuming that we staywithin our current processes, SOPs, then it is more about informing rather than requiring inspections, but that's always up to the regulatory bodyto determine.

Bruce David Jackson - The Benchmark Company, LLC, Research Division - Senior Equity Analyst

Okay. That's helpful. And then a follow-up question on the presbyopia lens in Europe. So, you spent a year talking to doctors and getting a betterfeel for the procedure in the patient selection and making sure that everything runs smoothly. How does that affect the anticipated rollout? Is thissomething where you're going to train the physicians really carefully and it's going to be sort of like a very slow, steady rollout? Or is this somethingwhere you've got the process nailed down to the point where you can maybe roll it out a little bit faster?

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Well, our intention all along with the surgeons would be the best at using the product in its early rollout, which is occurring now. They would beable to, some of them, especially expertly determine the best patient selection criteria and patient management criteria as well as post-implantfollow-up. And so this has always been about surgeons training surgeons. That playbook will be built by them and it will also be on the podium,as well as available in print from the surgeons. At our Experts Meeting, our expectation is that there will be panels associated with those surgeons.Those who have questions, obviously, are very much so involved in building what the questions will be that the surgeons who've used the lenseswill field, but there will also be a lot of advice and a lot of training.

So in terms of what the pace will be post the completion of this process, when we say full commercialization, we mean the lenses will be availableto each market as we are sure we can achieve the appropriate training timeframe and certification and then followed by making sure that we havea very good lead time on the lenses. So, my expectation is that this timeframe that we are using is going to be very effective to make the rolloutmuch smoother, much easier and potentially faster in terms of getting lenses into the hands of surgeons globally.

Bruce David Jackson - The Benchmark Company, LLC, Research Division - Senior Equity Analyst

Okay. That's great. And congratulations on the progress.

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Exhibit 99.1

FEBRUARY 23, 2022 / 9:30PM, STAA.OQ - Q4 2021 STAAR Surgical Co Earnings Call

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

Thank you very much.

Operator

That concludes our Q&A session. So, I would now like to pass the conference back to Caren for any closing remarks.

Caren L. Mason - STAAR Surgical Company - CEO, President & Director

So thank you, everyone, for your participation on our call today. We do look forward to speaking with many of you in the days and weeks ahead.We appreciate your interest and investment in STAAR. Please take good care. All the best to all of you. Thank you.

Operator

That concludes our conference call. Thank you for your participation. You may now disconnect your line.

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